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                    CHART HOUSE ENTERPRISES, INC.                     Exhibit 21
                     SUBSIDIARIES AS OF DECEMBER 28, 1998


Name                           State of Incorporation       Trade Name
----                           ----------------------       ----------
Chart House, Inc.              Delaware                     Chart House, Peohe's

Big Wave, Inc.                 Delaware
(formerly known as
Islands Restaurants, Inc.)